EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Cano Petroleum Inc., a Delaware corporation with its principal executive offices in Fort Worth, Texas (the “Company”), and Patrick M. McKinney, an individual currently residing in Tarrant County, Texas (“Vice President”), as of the 1st day of June, 2006 (the “Effective Date”).  The Company and Vice President may sometimes be referred to herein individually as “Party” and collectively as “Parties.”

Background

A.            The Company desires to employ Vice President in such a manner as will reinforce and encourage the highest attention and dedication to the Company and in the best interest of the Company and its shareholders; and

B.            Vice President is willing to serve the Company on the terms and conditions herein provided.

Terms and Conditions

In consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.             Employment.  The Company hereby employs Vice President in the capacity of Vice President — Business Development, and Vice President hereby agrees to accept such employment by the Company, upon the terms and conditions stated in this Agreement.

2.             Term.  The employment of Vice President by the Company as provided in this Section will be for a term of three (3) years (the “Term”) commencing on the Effective Date and expiring at the close of business on May 31, 2009.  After the Employment Term, this Agreement shall be automatically renewed for an indefinite number of successive one-year periods (a “Renewal Term”), unless either party gives written notice of its intent not to renew the Agreement no less than 30 days before the conclusion of the Term or Renewal Term, as applicable.  For the purposes of this Agreement, the Term and Renewal Term(s) shall be collectively called the “Employment Period.”  In the event, however, that Vice President remains in the employ of the Company after the term of this Agreement without the parties having entered into a new employment agreement or extending this Agreement, then (i) the terms of this Agreement shall not be applicable, (ii) Vice President shall be an employee-at-will subject to the benefits, programs, and policies of the Company then in effect, and (iii) either party may terminate the employment relationship at any time with or without cause.

3.             Duties.  Vice President shall perform such services and duties as may be assigned to him from time to time by the Chief Executive Officer of the Company.  Vice President shall devote his full working time, efforts and energies to the performance of his duties hereunder, which shall include managing the business development affairs of the Company.

4.             Compensation.

(a)           Salary:  The Company shall pay Vice President for his services, a base salary, on an annualized basis, of $185,000.00 (One Hundred Eighty-Five Thousand Dollars) per annum for the period from the Effective Date, which salary shall be payable by the Company in substantially equal installments on the Company’s normal payroll dates.  All applicable taxes on the base salary will be withheld in accordance with applicable federal, state and local taxation guidelines.

(b)           Signing Bonus:  In addition to the base salary described in paragraph 4(a) above, Vice President shall receive, in his first salary installment payment, a signing bonus in the amount of $30,000.00 (Thirty Thousand Dollars).  All applicable taxes on the signing bonus will be withheld in accordance with applicable federal, state and local taxation guidelines.

(c)           Bonus: In addition to the base salary described in paragraph 4(a) above, Vice President shall be eligible for periodic cash bonuses in an amount up to 100% of the then base salary and/or stock bonuses at the discretion of the Chief Executive Officer of the Company.

(d)           Stock Award:  In addition to the base salary described in paragraph 4(a) above, Vice President shall receive 30,000 shares of restricted common stock in the Company.  The restrictions on the shares shall lapse on May 31, 2009, provided Vice President is still employed by the Company at that time.  The terms and conditions of this restricted stock award shall be contained in an agreement to be executed by the Company and Vice President and which will be awarded pursuant to the 2005 Cano Petroleum, Inc. Long Term Incentive Plan.

(e)           Raises:  Vice President may receive periodic increases in the base salary at the discretion of the Chief Executive Officer of the Company, which increased base salary shall become the base salary for purposes of this Agreement.

5.             Vacations and Days Off.  Vice President shall be entitled to a reasonable paid vacation of not less than twenty (20) days each calendar year during the Employment Period (prorated for the first calendar year), exclusive of holidays and weekends, which vacation shall be taken by Vice President in accordance with the business requirements of the Company at the time and its vacation plans, policies and practices as applied to other officers of the Company then in effect relative to this subject.  Vice President shall also be entitled to up to five (5) paid days off each calendar year for paternity leave and up to three (3) paid days off to attend the funeral of any member of Vice President’s immediate family.

6.             Employment Facilities.  During the Employment Period, the Company shall provide, at its expense, appropriate and adequate office space, furniture, communications, stenographic and word-processing equipment, supplies and such other facilities and services as shall be suitable to Vice President’s position or necessary for Vice President to perform his assigned tasks, duties and responsibilities under this Agreement.

7.             Expenses and Services.  During the Employment Period, Vice President shall be entitled to receive prompt reimbursement for all pre-approved, reasonable expenses incurred by Vice President by reason of his employment, including travel and living expenses while away from home at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and in effect when the expenses are incurred.

8.             Rights under Certain Plans.  During the Employment Period, Vice President shall be entitled to participate in any employee stock ownership plans, 401K plans, health and dental insurance and other employee benefit plans and programs maintained by the Company applicable to other employees on the same basis as other employees of the Company.

9.                                       Confidential Information and Non-Competition Agreement.

(a)           Vice President and the Company agree that, upon executing this Agreement, the Company promises to provide, and will provide, Vice President with its confidential information, including, without limitation, customer information, trade secrets, lists of suppliers and costs, information concerning the business and operations of the Company and its Affiliates and other proprietary data or information, that is valuable, special and a unique asset of the Company and its Affiliates (hereafter “Confidential Information”).  Vice President agrees not to disclose Confidential Information, except as may be necessary in the performance of his duties, to any Person, nor use such Confidential Information, except as may be necessary in the performance of his duties, either (i) during his employment by the Company; (ii) following Vice President’s termination from employment, and; (iii) following expiration of this Agreement without renewal or replacement, unless Vice President has received the prior written consent of the Company to disclose or use Confidential Information.  Upon termination of Vice President’s employment for any reason or upon a request, at any time, by the Company, Vice President shall promptly deliver to the Company all Confidential Information, including all drawings, manuals, letters, notebooks, customer lists, documents, records, equipment, files, computer disks or tapes, reports or any other materials relating to the Company’s business (and all copies) which are in Vice President’s possession or under Vice President’s control.

(b)           To protect the Company’s Confidential Information, and in the event of Vice President’s termination of employment for any reason whatsoever, whether by Vice President or the Company, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises and agreements between the Company and Vice President in Paragraph 9(a) of this Agreement.  Without the prior written consent of the Company, signed by Chairman and CEO of the Company, Vice President shall not, directly or indirectly, during his employment with the Company and for a period of one (1) year following the termination of employment:

(i)            Engage in or perform services for a Competing Business.  For purposes of this Agreement, a “Competing Business” is one that provides the same or substantially similar products and services as those provided by the Company during Vice President’s employment, including, without limitation, primary, secondary and enhanced oil recovery techniques.  Vice President agrees and understands that the Company’s business is international in scope and its products are marketed throughout the United States.  The geographic area for purposes of this restriction is the area within the entire State of Texas.

(ii)           Solicit business from, attempt to do business with, or do business with any client or prospective client of the Company with whom the Company transacted business or solicited within the preceding 12 months, and which either: (1) Vice President contacted, called on, serviced, did business with or had significant contact with during Vice President’s employment at the Company or that Vice President attempted to contact, call on, service, or do business with during the his employment with the Company; or (2) Vice President became acquainted with as a result of his employment at the Company.  This restriction applies only to business that is in the scope of services or products provided by the Company.

(iii)          Solicit, induce or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee or independent contractor of the Company to terminate their employment or relationship with the Company and/or accept employment elsewhere.

(iv)          Solicit, induce or attempt to solicit or induce, any client or prospective client of the Company to cease or curtail their business relationship with the Company.

10.           Early Termination. Vice President’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a)           Vice President’s employment hereunder will terminate upon his death;

(b)           If, as a result of Vice President’s incapacity due to physical or mental illness, Vice President shall have been absent from his duties or unable to perform his full duties hereunder for a total of 90 days during any 12 month period (“Disability Period”), and within 15 days after written notice of termination is given (which may occur before or after the end of such 90 day period), shall not have returned to the performance of his full duties hereunder on a full-time basis, the Company may terminate Vice President’s employment hereunder. The determination of Vice President’s incapacity  due to physical or mental illness shall be made by Vice President’s attending physician unless the Company disagrees with such determination, in which case Vice President’s incapacity shall be determined by a majority of three physicians qualified to practice medicine in the State of the Texas, one to be selected by each of Vice President (or his authorized representative) and the Company and the third to be selected by such two designated physicians

 (c)          The Company may terminate Vice President’s employment hereunder for Cause.  For purposes of this Agreement, the Company shall have “Cause” to terminate Vice President’s employment hereunder upon (i) Vice President’s financial dishonesty, including, without limitation, misappropriation of funds or property, or any attempt by Vice President to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Company; (ii) Vice President’s willful refusal for at least ten (10) days to comply with reasonable directives of the Company after receipt by Vice President of prior written notice from the Company specifying such noncompliance; (iii) gross negligence or reckless or willful misconduct in the performance of Vice President’s duties; (iv) the failure to perform, or continuing neglect in the performance of, duties assigned to Vice President for at least ten (10) days after receipt by Vice President from the Company of prior written notice of such failure or neglect; (v) misconduct which has a materially adverse effect upon the Company’s business or reputation; (vi) Vice President’s use of illicit or illegal drugs; (vii) Vice President’s abuse of alcohol or prescription medication; (viii) the conviction of, or plea of nolo contendre to, any felony or a misdemeanor involving moral turpitude or fraud; (ix) continuing the material breach of any provision of this Agreement for at least ten (10) days after receipt by Vice President from the Company of prior written notice of such breach; (x) the violation of the Company’s policies including, without limitation, the Company’s policies on equal employment opportunity and prohibition of unlawful harassment, discrimination or retaliation; or (xi) a violation of Paragraph 9 of this Agreement.

(d)           Any termination of Vice President’s employment by the Company or by Vice President (other than termination pursuant to subsection (a) above) shall be communicated by written Notice of Termination to the other Party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Vice President’s employment under the provision so indicated.

(e)           “Date of Termination” shall mean (i) if Vice President’s employment is terminated by his death, the date of his death; (ii) if Vice President’s employment is terminated pursuant to subsection (b) above, 15 days after Notice of Termination is given (provided that Vice President shall not have returned to the performance of his duties on a full-time basis during such 15 days period); (iii) if Vice President’s employment is terminated at the expiration of the Term, Renewal Term, or any extension thereof, the last day of the Term or, if applicable, the last day of the Renewal Term or any extension; and (iv) if Vice President’s employment is terminated for any other reason, the date the Notice of Termination is given.

11.           Compensation upon Termination or During Disability.  Upon termination of Vice President’s employment pursuant to the terms of this Agreement or during any period of Vice President’s physical or mental disability, Vice President shall be paid as follows:

(a)           The Vice President shall continue to receive his annual base salary at the rate then in effect during any Disability Period provided, however, that such payments shall not continue beyond the earlier of (i) the end of the Term or, if applicable, the Renewal Term, or (ii) the Date of Termination of this Agreement by the Company pursuant to Section 10(e)(ii), provided that payments so made to Vice President shall be reduced by the sum of the amounts, if any, payable to Vice President under any disability benefit plans of the Company and which were not previously applied to reduce any such payment.  In addition the Company shall reimburse Vice President for any theretofore unreimbursed expenses which were incurred prior to the commencement of the Disability Period.

(b)           If Vice President’s employment is terminated by his death, the Company shall pay to Vice President’s designated beneficiaries, or if he leaves no designated beneficiaries, to his estate, his annual base salary through the date of Vice President’s death at the rate then in effect and any theretofore unreimbursed expenses and the Company shall have no further obligations to Vice President under this Agreement.

(c)           If Vice President’s employment shall be terminated for Cause, the Company shall pay Vice President his annual base salary (but not the compensation described in Section 4(c)) through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to Vice President under this Agreement.

(d)           If  the Company shall (i) terminate Vice President’s employment other than pursuant to Section 10(a), 10(b) or 10(c) hereof; (ii) assign to Vice President any duties materially inconsistent with Vice President’s position in the Company; or (iii) assign to Vice President a title, office or status which is inconsistent than that established herein (unless in the nature of a promotion) then, in addition to reimbursement of  Vice President for any theretofore unreimbursed expenses, the Company shall pay Vice President, with no offset, an amount equal to the greater of (a) Vice President’s annual base salary at the rate in effect at the time Notice of Termination is given for the unexpired Term or, if applicable, Renewal Term of this Agreement and payment for any accrued, but unused vacation days hereunder; or (b) six (6) months of Vice President’s annual base salary at the rate in effect at the time Notice of Termination is given and payment for any accrued, but untaken vacation days hereunder.  Such payments to be made in a single lump sum within ten (10) days of the termination of this Agreement.

(e)           If Vice President shall terminate his employment pursuant to Section 10(d) of this Agreement, the Company shall pay Vice President, in addition to reimbursement of any theretofore unreimbursed expenses, his full salary through the Date of Termination at the rate in effect on the date that Notice of Termination is received by the Company, plus payment for any accrued, but untaken vacation days hereunder and the Company shall have no further obligation to Vice President under this Agreement.

12.           Change in Control Severance Benefit.  If within twelve (12) months after the occurrence of a Change in Control (as defined below) (i) the Company terminates Vice President’s employment for any reason; or (ii) Vice President resigns at any time after any diminution in Vice President’s job title, duties or compensation or the relocation of Vice President, without Vice President’s consent, to an office in a county that does not abut Tarrant County, Texas, the Company shall pay to Vice President, in a lump sum, three times Vice President’s annual salary in effect as of the date of Vice President’s termination or resignation and three times the sum of prior year bonuses paid to Vice President and shall continue to provide to Vice President, Vice President’s spouse and dependents, for a period of three years after such termination or resignation, the right to participate in any health and dental plans that the Company may maintain for its employees, on the same basis as participation by such employees.

A “Change in Control” shall mean:

(a) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company’s common stock immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction; (b) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (c) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (d) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the Effective Date were directors or (y) become directors after the Effective Date and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the Effective Date or whose election or nomination for election was previously so approved; (e) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of an aggregate of 50% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) who beneficially owned less than 50% of the voting power of the Company’s outstanding voting securities on the Effective Date of this Plan; provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change in Control hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (f) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

Anything in this Section 12 to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Company to or for the benefit of Vice President (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the lump sum payment payable pursuant to this Section 12 shall be reduced so that the aggregate present value of all payments in the nature of compensation to (or for the benefit of) Vice President which are contingent on a change of control (as defined in Code Section 280G(b)(2)(A)) is One Dollar ($1.00) less than the amount which Vice President could receive without being considered to have received any parachute payment (the amount of this reduction in the lump sum severance payment is referred to herein as the “Excess Amount”).  The determination of the amount of any reduction required by this Section 12 shall be made by an independent accounting firm (other than the Company’s independent accounting firm) selected by the Company and acceptable to Vice President, and such determination shall be conclusive and binding on the parties hereto.

13.           Defined Terms.  For purposes of this Agreement, the terms set forth in this Agreement shall have the following meanings:

(a)           “Affiliate” shall mean any individual, corporation, unincorporated organization, trust or other form of entity controlling, controlled by or under common control with the Company.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual, corporation, unincorporated organization, trust or other form of entity, whether through the ownership of voting securities or otherwise.

(b)           “Person” shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, an incorporated organization or a government or political subdivision thereof.

14.           Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.  No waiver shall be binding unless executed in writing by the Party making the waiver.

15.           Limitation of Rights.  Nothing in this Agreement, except as specifically stated herein, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective permitted successors and assigns and other legal representatives, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any Party to this Agreement.

16.           Notices.  During the Employment Period of this Agreement Vice President shall give the Company immediate notice of any change of address.  All notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed to the applicable Party hereto at the following address:

If to the Company:

Cano Petroleum, Inc.
309 West Seventh Street
Suite 1600
Fort Worth, Texas 76102
Attention: S. Jeffery Johnson
Telecopy No.: 817-698-0761:

If to Vice President:

Patrick M. McKinney
722 Ashleigh Lane
Southlake, TX  76092
Telephone:  817-424-2489
Telecopy No.: ____________

or such other address and number as either Party shall have previously designated by written notice given to the other Party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

17.           Inconsistent Obligations. Vice President represents and warrants that he is not subject to any undisclosed obligations inconsistent with those of this Agreement and expressly warrants that he is not subject to a non-competition agreement with any third-party that is inconsistent with the obligations set forth herein.

18.           Code Section 409A; Delay of Payments.  The terms of this Agreement have been designed to comply with the requirements of Code Section 409A, as amended, where applicable, and shall be interpreted and administered in a manner consistent with such intent.  Notwithstanding anything to the contrary in this Agreement, (i) if upon the date of Vice President’s termination of employment with the Company, Vice President is a “specified employee” within the meaning of Code Section 409A, and the deferral of any amounts otherwise payable under this Agreement as a result of Vice President’s termination of employment is necessary in order to prevent any accelerated or additional tax to Vice President under Code Section 409A, then the Company will defer the payment of any such amounts hereunder until the date that is six (6) months and one day following the date of Vice President’s termination of employment with the Company at which time any such delayed amounts will be paid to Vice President in a single lump sum, with interest from the date otherwise payable at the prime rate as published in The Wall Street Journal on the date of Vice President’s termination of employment with the Company, and (ii) if any other payments of money or other benefits due to Vice President hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A.

19.           Entirety and Amendments. This instrument and the instruments referred to herein embody the entire agreement between the Parties, supersede all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed by all Parties, and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

20.           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and any successors in interest to the Company, but neither this Agreement nor any rights hereunder may be assigned by Vice President or by the Company, except that the Company may assign this Agreement to an Affiliate or successor in interest.

21.           Governing Law And Venue.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely in Texas, exclusive of any provisions of Texas law which would apply the law of another jurisdiction.  The obligations and undertakings of each of the Parties to this Agreement shall be performable in Tarrant County, Texas, and each Party agrees that if any action at law or in equity is necessary by the Company or Vice President to enforce or interpret the terms of this Agreement, venue shall be in Tarrant County, Texas.

22.           Cumulative Remedies.  No remedy herein conferred upon any Party is intended to be exclusive of any other benefits or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefits or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  No single or partial exercise by any Party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

23.           Multiple Counterparts. This Agreement may be executed and delivered by facsimile and in a number of identical counterparts, each of which constitute collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.  This Agreement may be executed and delivered via facsimile.

24.           Descriptive Headings.  The headings, captions and arrangements used in this Agreement are for convenience only and shall not be deemed to limit, amplify or modify the terms of this Agreement, nor affect the meanings hereof.

25.           Severability.  The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  Accordingly, if any provision of this Agreement is held illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

Signatures

To evidence the binding effect of the covenants and agreements described above, the Parties hereto have executed this Agreement effective as of the Effective Date.

THE COMPANY:

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
S. Jeffrey Johnson
CEO and Chairman

VICE PRESIDENT:

/s/ Patrick M. McKinney
Patrick M. McKinney